KVLSM
Certified Public Accountants and Advisors
www.kvlsmcpa.com

Michael D. Katz, CPA, ATA
Managing Partner
Eliot H. Lebenhart, CPA
Partner
Jay Lipner, CPA
Partner
Kenneth Lipner, CPA
Partner
Robert J. Mauro, CPA
Partner
Randy Sofferman, CPA
Partner
Anthony J. Viola, CPA
Partner

March 28, 2019

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Prometheum, Inc. (attached herein) which we understand will be filed with the Securities and Exchange Commission within the Offering Circular constituting part of the Offering Statement on Form 1-A of Prometheum, Inc., dated March 28, 2019, under the heading "Change in Certifying Accountant." We agree with the statements concerning our firm.

Sincerely,
Lipner, Sofferman & Co., LLP

Randy Sofferman, C. P. A.

415 Crossways Park Drive, Suite C, Woodbury, NY 11797 • Phone: 516.294.0400 • Fax: 516.938.0491

CHANGE IN CERTIFYING ACCOUNTANT

During the last quarter of 2018, the Company dismissed Lipner, Sofferman & Co., LLP ("**Lipner**") as its independent auditor. The decision to change independent registered public accounting firms was approved by the Company's Board of Directors.

The audit report of Lipner on the balance sheet of the Company for the period October 23, 2017 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

During the period from the Company's inception on September 18, 2017 through the first quarter of 2018, there were no: (1) disagreements with Lipner on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, or (2) reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

The Company provided Lipner with a copy of this disclosure, and requested that Lipner furnish it with a letter addressed to the SEC stating whether it agrees with the statements made by the Company regarding the change in certifying accountants, and, if not, stating the respects in which it does not agree. Lipner's letter addressed to the SEC is attached hereto as Exhibit No. 9.1.

During the first quarter of 2018, the Company engaged Fruci & Associates II, PLLC ("**Fruci**") as the Company's certifying accountant for the fiscal year ended December 31, 2017. During the period from the Company's inception, September 18, 2017 through the date of this Offering Circular, neither the Company nor anyone acting on its behalf consulted with Fruci regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report or oral advice was provided to the Company that Fruci concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue; (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K; or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

In March of 2019, the Company's Board of Directors determined not to re-engage Fruci as its independent registered accounting firm for the 2018 fiscal year.

The audit report of Fruci on the balance sheet of the Company for the period ended December 31, 2017 did not contain any adverse opinion or disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

During the period from the Company's retention of Fruci on February 6, 2018, through March 20, 2019, there were no: (1) disagreements with Fruci on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, or (2) reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

In March of 2019, the Company engaged Friedman, LLP, Certified Public Accountants ("**Friedman**") as the Company's independent auditors for the fiscal year ended December 31, 2018. During the period from the Company's inception, September 18, 2017 through the date of this Offering Circular, neither the Company nor anyone acting on its behalf consulted with Friedman regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report or oral advice was provided to the Company that Fruci concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue; (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K; or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.